Exhibit 99.1

Corporate Headquarters
One Centennial Avenue
P.O. Box 6820
Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

AMERICAN STANDARD BOARD APPROVES SPINOFF

OF VEHICLE CONTROL SYSTEMS BUSINESS

•	Will Create a New Public Company to be Known as WABCO (NYSE: WBC)

•	Declares Quarterly Dividend of 16 cents Per Share

PISCATAWAY, N.J. – July 12, 2007 – The board of directors of American Standard Companies Inc. (NYSE: ASD) yesterday approved the tax-free spinoff of its Vehicle Control Systems business into a new publicly traded company to be called WABCO (NYSE: WBC). WABCO is a leading global producer of electronic braking, stability, suspension and transmission control systems for commercial vehicles and was originally part of the Westinghouse Air Brake Company founded in 1869.

As part of its approval, the board authorized a dividend on its common stock of one WABCO share for every three shares of American Standard and established the close of business on July 19, 2007 as the record date. The distribution will be made as set forth in the information statement, which will be mailed prior to the distribution to shareholders of record on the record date. The distribution is expected to take place after close of business on July 31, 2007. American Standard will distribute cash to shareholders in lieu of fractional shares of WABCO stock.

“This is a key step in our plan outlined on February 1 to separate American Standard into more focused, better understood companies,” said Fred Poses, American Standard’s chairman and CEO. “We believe that WABCO now has the size, global reach and organizational talent to succeed on its own and is well-positioned to build on its industry leadership position.”

American Standard expects a “when issued” public market for WABCO common stock to begin on or about July 17 on the New York Stock Exchange (NYSE) under the symbol “WBCwi.” Following the spinoff, “regular way” trading of WABCO common stock is expected to start on August 1 under the ticker symbol “WBC.”

If American Standard shareowners sell shares of their American Standard common stock in the “regular way” market after the record date but prior to the distribution date, they may also be selling the right to receive shares of WABCO common stock in connection with those shares. Investors should consult with their financial advisors about selling their shares of American Standard common stock on or before the distribution date.

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WABCO Spinoff — 2

In other action yesterday, the American Standard board of directors declared a quarterly dividend of 16 cents per share of common stock. American Standard expects its quarterly dividend together with the initial quarterly dividend of WABCO to approximate the 18-cent quarterly dividend paid by American Standard so far this year. Once WABCO is spun off, its board will determine the new company’s dividend policy. The American Standard quarterly dividend is payable on Sept. 20, 2007 to shareholders of record on Sept. 4, 2007.

American Standard plans to issue its second-quarter earning news release on Wednesday, July 18, 2007. The release will include financial performance estimates for both WABCO and its other businesses for the rest of this year.

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WABCO is one of the world’s leading producers of electronic braking, stability, suspension and transmission control systems for heavy duty commercial vehicles. It employs more than 7,000 people in 34 offices and production facilities worldwide. After the separation from American Standard, WABCO will become a U.S. company with executive and administrative offices in Brussels, Belgium, and Piscataway, N.J. It will be listed on the NYSE under the symbol WBC.

American Standard is an $11.2 billion global manufacturer with market-leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 62,000 people and has manufacturing operations in 28 countries. American Standard is included in both the S&P 500 and the Dow Jones Sustainability North America Index, which recognizes the top 20 percent of leaders in corporate sustainability in North America.

For more information, reporters may contact:

Skip Colcord, (732) 980-3065, hcolcord@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com, or Margie Pazikas, +32 (2) 663 9801, Margie.Pazikas@wabco-auto.com.

For more information, investors and financial analysts may contact:

Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com, or Mike Thompson, +32 (2) 663 9854, Mike.Thompson@wabco-auto.com.